Exhibit (h)(26)

SPDR® DOW JONES INDUSTRIAL AVERAGE ETF TRUST

SPDR® S&P 500® ETF TRUST

PURCHASING FUND AGREEMENT

This Purchasing Fund Agreement (“Agreement”) is made as of the date set forth below between STATE STREET BANK AND TRUST COMPANY (the “Trustee”), in its capacity as trustee and on behalf of the SPDR® DOW JONES INDUSTRIAL AVERAGE ETF TRUST and SPDR® S&P 500® ETF TRUST (each, a “Trust” and collectively, the “Trusts”), severally and not jointly, and the registered investment companies named on Schedule A, severally and not jointly, each on behalf of their current and any future series as an investing fund (each, a “Purchasing Fund” and collectively, the “Purchasing Funds”).

WHEREAS, Section 12(d)(1)(A) (“Section 12(d)(1)(A)”) of the Investment Company Act of 1940, as amended (the “1940 Act”), limits investment by an “investment company”, as defined in the 1940 Act and affiliates of such company in any other investment company that is registered under the 1940 Act; and

WHEREAS, each Trust is an investment company registered as such under the 1940 Act; and

WHEREAS, each Purchasing Fund is a registered investment company or a “series” of a registered investment company as defined in the 1940 Act; and

WHEREAS, the Securities and Exchange Commission (the “Commission”) has granted an order (Rel. No. IC-26419, April 19, 2004) exempting the Trusts and certain registered investment companies investing in the Trusts from the limits of Section 12(d)(1)(A) (such order and the application therefor together, the “Order”); and

WHEREAS, in reliance on the Order, each Purchasing Fund may acquire units in each Trust (“Units”) in excess of the limits imposed by Section 12(d)(1)(A); and

WHEREAS, pursuant to the conditions set forth in the Order, each Purchasing Fund must enter into a written agreement with each Trust prior to acquiring Units in excess of the limits imposed by Section 12(d)(1)(A).

NOW, THEREFORE, the Trustee and each Purchasing Fund agree as follows:

1. Capitalized terms used and not otherwise defined herein shall have the meanings assigned such terms in the Order.

2. The members of a Purchasing Fund’s Advisory Group (individually or in the aggregate) will not hold or beneficially own more than 25 percent of the outstanding Units or otherwise control a Trust within the meaning of Section 2(a)(9) of the 1940 Act. The members of any Purchasing Fund’s Subadvisory Group (individually or in the aggregate) will not hold or beneficially own more than 25 percent of the outstanding Units or otherwise control a Trust within the meaning of Section 2(a)(9) of the 1940 Act.

If, as a result of a decrease in a Trust’s outstanding Units, a Purchasing Fund’s Advisory Group or any Purchasing Fund’s Subadvisory Group, each in the aggregate, becomes a holder or beneficial owner of more than 25 percent of the outstanding Units, each Purchasing Fund agrees that the Purchasing Fund’s Advisory Group or the relevant Purchasing Fund’s Subadvisory Group, as applicable, will vote its Units in the same proportion as the vote of all other unitholders. For purposes of this Agreement, a “Purchasing Fund’s Advisory Group” consists of an investment adviser to a Purchasing Fund and any person controlling, controlled by, or under common control with such investment adviser, and any investment company and any issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act that is advised by such investment adviser, or any person controlling, controlled by, or under common control with such investment adviser. For purposes of this Agreement, a “Purchasing Fund’s Subadvisory Group” consists of any subadviser to a Purchasing Fund, any person controlling, controlled by, or under common control with such subadviser, and any investment company or issuer that would be an investment company but for Sections 3(c)(1) or 3(c)(7) of the 1940 Act (or portion of such investment company or issuer) advised by such subadviser or any person controlling, controlled by or under common control with such subadviser.

3. Each Purchasing Fund agrees that its investment adviser will waive fees otherwise payable to it by the Purchasing Fund in an amount at least equal to any compensation received by such investment adviser, or trustee or sponsor, or an affiliated person of the investment adviser, or trustee or sponsor, from a Trust in connection with the acquisition by the Purchasing Fund of Units. Each Purchasing Fund further agrees that any subadviser(s) of such Purchasing Fund will waive fees otherwise payable to such subadviser(s), directly or indirectly, by the Purchasing Fund in an amount at least equal to any compensation received by the subadviser(s), or an affiliated person of such subadviser(s), in connection with any investment(s) by the Purchasing Fund in a Trust made at the direction of such subadviser(s). In the event that a subadviser waives fees, under the preceding sentence, each Purchasing Fund agrees that it will require the relevant subadviser(s) to pass the benefit of the waiver through to the Purchasing Fund.

4. No Purchasing Fund will cause, nor will it permit any Purchasing Fund Affiliate to cause, any existing or potential acquisition of Units by such Purchasing Fund to influence the terms of any services or transactions between a Purchasing Fund or Purchasing Fund Affiliate and a Trust or any Trust Affiliate. For purposes of this Agreement, the term “Purchasing Fund Affiliate” includes the investment adviser, subadviser and any promoter and principal underwriter of a Purchasing Fund, and any person controlling, controlled by, or under common control with any of those entities within the meaning of Section 2(a)(9) of the 1940 Act. For purposes of this Agreement, the term “Trust Affiliate” includes a promoter, sponsor or principal underwriter of a Trust, and any person controlling, controlled by, or under common control with any of those entities.

5. Before any Purchasing Fund relies on the Order, the board of directors or trustees of the Purchasing Fund, including a majority of disinterested directors or trustees, will adopt procedures reasonably designed to assure that the investment adviser (or subadviser, if appropriate) is conducting the Purchasing Fund’s investment program without taking into account any consideration received by the Purchasing Fund or any

Purchasing Fund Affiliate from a Trust or any Trust Affiliate in connection with any services or transactions.

6. No Purchasing Fund or Purchasing Fund Affiliate will cause a Trust to purchase a security from any Affiliated Underwriting. Nothing in this Agreement, however, shall limit the authority of the Trustee to accept and satisfy in-kind creation orders and redemption requests from a Purchasing Fund or an Underwriting Affiliate that is also an authorized participant in the ordinary course of business. For purposes of this Agreement, the term “Affiliated Underwriting” means an offering of securities during the existence of an underwriting or selling syndicate of which a principal underwriter is an Underwriting Affiliate. For purposes of this Agreement, the term “Underwriting Affiliate” means a principal underwriter in any underwriting or selling syndicate that is an officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor of the Purchasing Fund, or a person of which any such officer, director, member of an advisory board, investment adviser, subadviser, employee or sponsor is an affiliated person.

7. No Purchasing Fund will acquire Units in excess of the limits of Section 12(d)(1)(A) unless and until such Purchasing Fund and such Trust have executed this Agreement and complied with the terms and conditions hereof.

8. Each Purchasing Fund represents and warrants to each Trust that the Purchasing Fund’s board of directors or trustees, its investment adviser and any subadviser have received a copy of and have read and understand the terms and conditions of the Order, and agree to fulfill their responsibilities under the Order. Each Purchasing Fund further represents and warrants to each Trust that the foregoing persons understand that the Order pertains only to investments in the Trusts and not to investments in any other investment company. Each Purchasing Fund understands that this Agreement is entered into in furtherance of, and pursuant to, the Order, and agrees that this Agreement shall be interpreted consistently therewith and that it will promptly notify the applicable Trust if it fails to comply with the Order with respect to such Trust.

9. Each Purchasing Fund agrees that it has sole responsibility under the Order and this Agreement to monitor the limits of Section 12(d)(1)(A) as they pertain to its acquisition of Units.

10. Each Purchasing Fund represents and warrants to each Trust that its investment adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

11. Each Purchasing Fund represents and warrants to each Trust that investments in a Trust will be accomplished in compliance with the Purchasing Fund’s investment restrictions and consistent with the investment policies set forth in the Purchasing Fund’s registration statement under the Securities Act of 1933 and the 1940 Act.

12. Each Purchasing Fund and each Trust agree to preserve a copy of this Agreement, together with copies of the Order, for a period of not less than six years from the end of the fiscal year in which the most recent investment by the Purchasing Fund in a

Trust in reliance on the Order occurred. For the first two years of such six-year period, the foregoing documents shall be maintained by the Purchasing Fund and the Trust in an easily accessible place.

13. Each Purchasing Fund represents and warrants to each Trust that it understands and complies with the National Association of Securities Dealers, Inc. Conduct Rule 2830 (or to comparable FINRA Conduct Rules, if such NASD Conduct Rule is subsequently renamed, repealed, rescinded, or otherwise replaced by FINRA Conduct Rules) and that any sales charge and/or service fees (other than customary brokerage fees) charged with respect to shares in the Purchasing Fund will not exceed the limits applicable to a fund-of-funds as set forth in that rule.

14. Each Purchasing Fund that may acquire Units in excess of either (i) the 5% limit of Section 12(d)(1)(A)(ii) of the 1940 Act or (ii) the 10% limit of Section 12(d)(1)(A)(iii) of the 1940 Act represents and warrants to each Trust, and agrees, that its prospectus will disclose in “plain English” the fact that it does or may invest in exchange-traded funds such as the Trusts, the unique characteristics of a fund that invests in exchange-traded funds, and the related expenses.

15. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns. No party may assign any of its rights under this Agreement without the prior written consent of the other party. Any purported assignment of rights in violation of this Section is void.

16. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the executed counterpart of the party to be charged.

17. The laws of the Commonwealth of Massachusetts (without regard to choice of law principles) govern all matters arising out of or related to this Agreement.

18. This Agreement will continue until terminated in writing by either party: (i) upon thirty (30) days written notice to the other; or (ii) in the event of a material breach of this Agreement, upon written notice to the breaching party, which may be given in the sole discretion of the non-breaching party.

19. The Purchasing Funds, severally and not jointly, agree to hold harmless, indemnify and defend each Trust, including any principals, directors or trustees, officers, employees and agents (“Trust Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against a Trust, including any Trust Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Order, in each case by the Purchasing Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

20. Each party giving or making any notice, including any information that either party is required to deliver to the other by the Order or this Agreement, shall give the notice in writing and shall use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: (a) personal delivery; (b) registered or certified mail, in each case, return receipt requested and postage prepaid; (c) nationally recognized overnight courier, with all fees prepaid; or (d) e-mail (to all parties set forth below). Such notice shall be delivered to the address or email address set forth below (which may be changed from time to time upon written notice to the other party).

  If to a Purchasing Fund:

MassMutual Premier Funds
Address:	1295 State Street
Springfield, MA 01111
Attention:	Andrew Goldberg, Clerk
Fax:	413.744.6338
Email:	agoldberg@massmutual.com

If to a Trust:

Ryan Louvar
State Street Bank and Trust Company
Mail Stop CPH0326
4 Copley Place, 5th Floor
Boston, MA 02206
email: rmlouvar@statestreet.com

With a copy to:
Fund Administration Legal Department
email: metuttle@statestreet.com and sehabeeb@statestreet.com

21. With the exception of Schedule A and the contact information listed in Section 20, which may be changed from time to time upon written notice to the other party, the parties may amend this Agreement only by a written agreement signed by the party against whom enforcement of the amendment is sought.

22. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

23. Any of the provisions of this Agreement notwithstanding, each Purchasing Fund represents and warrants to each Trust that it operates, and will continue to operate, in compliance with the 1940 Act, and the Commission’s rules and regulations thereunder. Each Purchasing Fund agrees that each Trust is entitled to rely on the representations contained in this Agreement and that the Trusts have no independent duty to monitor the

Purchasing Fund’s or its investment adviser’s or, if applicable, its subadviser’s compliance with this Agreement, the Order, the 1940 Act, or the Commission’s rules and regulations thereunder.

24. A copy of the Agreement and Declaration of Trust of the MassMutual Premier Funds (the “Premier Trust”) is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of the Premier Trust as trustees and not individually and that the obligations of this Agreement are not binding upon any of the trustees or shareholders individually but are binding only upon the assets and property of the Purchasing Fund.

Remainder of Page Intentionally Left Blank.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the 25th day of October 2011.

Purchasing Funds

Each of the registered investment companies listed on Schedule A, severally and not jointly, on behalf of itself and each Purchasing Fund, severally and not jointly

By:	/s/ Nicholas H. Palmerino

Name:	Nicholas H. Palmerino

Title:	CFO and Treasurer

SPDR DOW JONES INDUSTRIAL AVERAGE ETF TRUST

By: State Street Bank and Trust Company, Trustee

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

SPDR S&P 500 ETF TRUST

By: State Street Bank and Trust Company, Trustee

By:	/s/ Michael F. Rogers

Name:	Michael F. Rogers

Title:	Executive Vice President

Signature Page to Purchasing Fund Agreement.

SCHEDULE A to Purchasing Fund Agreement

Name of Registered Investment Company

MassMutual Premier Funds on behalf of its MassMutual

Barings Dynamic Allocation Fund series